NEWS RELEASE

FOR IMMEDIATE RELEASE

Ruby Tuesday Reports Second Quarter Results – Costs Reduced and Property Portfolio Restructured to Strengthen the Company

MARYVILLE, TN – January 7, 2009 – Ruby Tuesday reported revenue of $289.8 million for its second fiscal quarter ended December 2, 2008, versus $320.9 million for the same period a year ago, with the decrease reflecting a 10.8% decline in same-restaurant sales. The Company also reported a diluted loss per share of $0.73 on a net loss of $37.4 million including pre-tax charges of $56.2 million or $0.71 per diluted share for restructuring its property portfolio and the write-off of its goodwill. This compares to a diluted loss per share of $0.20 for the second quarter of the prior year on a net loss of $10.4 million.

Management took decisive action during the quarter to lower the Company’s costs and improve the productivity and profitability of its assets in response to continuing soft sales and the deterioration in the overall economic climate by:

•	Reducing costs by an estimated $40-45 million annually, including lowering general and administrative and other expenses, and the benefit from our restructuring;
•

Restructuring the Company’s property portfolio including plans to close approximately 40 restaurants in the third quarter and an additional 30 over the next several years, and the write-down of properties held for sale to facilitate their disposal.

Sandy Beall, founder and CEO commented, “We are highly focused on four key aspects of our business: improving same-restaurant sales; maintaining and growing cash flow; improving the productivity and quality of our restaurant locations; and strengthening our balance sheet and reducing debt by an estimated $80-90 million in fiscal 2009. We paid down approximately $40 million of debt in the first half of the fiscal year.

“While the actions we took in the second quarter are important, we understand that the best and most sustainable way to increase cash flow, reduce our debt, and address our financial position is through increasing same-restaurant sales. Our advertising dollars are focused on

Ruby Tuesday, Inc.

News Release

January 7, 2009

Page	- 2 -

promoting value aggressively to generate traffic. We are also testing targeted marketing programs in the South, an area that has been especially soft for us.

Mr. Beall continued, “In the last several years we invested heavily to reimage all our restaurants through upgraded menu offerings, service standards, and remodels. With our system freshly updated and new restaurant development on hold, we have minimal capital needs. Therefore, nearly all our cash flow will be used for debt pay-down.

“In addition, proceeds from the sales of the properties held for sale, the carrying value of which we wrote down in the second quarter, will be used to retire our debt.

“We are generating substantial free cash flow, have the liquidity to repay debt, and are in compliance with our debt covenants. We believe the actions we are taking, including our cost reduction efforts, will help us to remain in compliance with our debt covenants going forward.

“The bar grill segment is highly competitive and the supply of restaurants far exceeds the level of demand. Many observers believe the entire segment will need to invest to improve quality, overall value, and find ways to differentiate themselves. We have already accomplished this through our quality improvement initiatives and remodeling program that we commenced three years ago and completed towards the end of fiscal 2008. Consequently, we believe we are well-positioned to gain market share when consumer spending recovers,” Mr. Beall concluded.

Second Quarter Highlights

•

Same-restaurant sales at Company-owned Ruby Tuesday restaurants decreased 10.8%, while same-restaurant sales at domestic franchise Ruby Tuesday restaurants decreased 6.2%, as compared to a decrease of 10.8% and a decrease of 8.7% at Company-owned and domestic franchise Ruby Tuesday restaurants, respectively, in the second quarter of the prior year.

Ruby Tuesday, Inc.

News Release

January 7, 2009

Page	- 3 -

Second quarter fiscal 2009 same-restaurant sales:

	September	October	November	Second Quarter	December
Company-Owned	-9.4%	-10.4%	-12.7%	-10.8%	-9.1%
Domestic Franchise	-5.1%	-6.9%	-6.9%	-6.2%	-9.9%

•

Total revenues were down 9.7% primarily reflecting the decline in same-restaurant sales. A net of one restaurant closed during the quarter, and there was a net decrease of seven restaurants from the same quarter of the prior year.

•

Sales at domestic and international franchise Ruby Tuesday restaurants (which are the basis for determining royalty fees included in franchise income on the Company’s operating statement) totaled $90,698,000 and $98,173,000 for the second quarter of fiscal 2009 and 2008, respectively. Fiscal 2009 sales at franchise restaurants were reduced due to the acquisition of the Michigan franchisees in October 2007 and the lower same-restaurant sales.

•	The Company’s effective tax rate was impacted by our goodwill charges and tax credits.
•

Capital expenditures were $5.0 million, compared with $40.8 million a year earlier reflecting the Company’s decision to use cash flow to retire debt and the completion of its remodeling program in the fourth quarter of fiscal 2008.

•

The Company was in compliance with its debt covenants as of the end of the second quarter: the leverage ratio was 4.22, versus a maximum requirement of 4.50; the fixed charge coverage ratio was 2.48, compared with a minimum threshold of 2.25; and net worth exceeded the minimum requirement by $13.6 million.

•	The Company had 52.8 million shares outstanding at the end of the quarter.

Impairments and Goodwill Charges

The Company’s pre-tax $37.2 million Closures and Impairments expenses in the quarter included impairments for approximately 40 restaurants that are to be closed in the third quarter of this fiscal year ($16 million), 30 restaurants that are expected to close over the next several years as their leases expire or sooner if possible ($9.9 million), the write down of properties

Ruby Tuesday, Inc.

News Release

January 7, 2009

Page	- 4 -

held for sale ($8.7 million), dead site costs ($2.0 million), and ($0.6 million) of closed restaurant lease reserves and other adjustments. As of January 7, 2009, the Company had closed 28 of the approximately 40 restaurants that are expected to close in the fiscal third quarter.

The Company also incurred a $19.0 million pre-tax charge for the write-off of its goodwill balances. This followed the Company’s on-going review process and was due to the overall poor economic conditions, declines in fair value, same-restaurant sales trends at Company-owned restaurants, and the current poor industry conditions.

Fiscal 2009 Guidance

Restaurant locations – we plan to open one Company-owned restaurant in the third quarter and close approximately 40. Our franchisees expect to open 12-15 restaurants during the second half of the year, including six to eight domestic and six to seven international.

Same-restaurant sales are expected to decline 9% to 10% for the year.

Other expenses – depreciation is projected to be in the $74-76 million range and selling, general, and administrative expenses are targeted to be down 20-25% from a year earlier.

Lease reserve – we anticipate incurring a pre-tax lease-related charge of $10-15 million in the third quarter when our restaurant closings take place.

After giving effect to the second quarter pre-tax restructuring and goodwill charges of $56.2 million and anticipated lease-related costs of $10-15 million in the third quarter, the diluted loss per share for the year is projected to be in the range of $0.45-0.55. These charges are estimated to reduce annual EPS by approximately $0.85.

Capital expenditures for the year are expected to be in the $19-21 million range.

Debt pay-down is expected to total $80-90 million for the year.

Ruby Tuesday, Inc.

News Release

January 7, 2009

Page	- 5 -

Mr. Beall commented, “Fiscal 2009 is the most difficult year since our founding nearly 37 years ago. We are highly focused on improving cash flow and expect to be profitable in the second half of the year. Our entire team is committed to taking the appropriate steps to restore shareholder value.”

About Ruby Tuesday

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 45 states, the District of Columbia, Puerto Rico, Guam, and 14 foreign countries. As of December 2, 2008, the Company-owned and operated 713 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii) operated 171 and 56 restaurants, respectively. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).

For more information, contact:
Steve Rockwell	Phone: 865-379-5700

Vice-President, Finance

The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time. The call will be available live at the following websites:

http://www.rubytuesday.com

http://www.fulldisclosure.com

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements which represent the Company’s expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayment of debt, availability of debt financing on terms attractive to the Company, payment of dividends, stock repurchases, and restaurant and franchise acquisitions and re-franchises. The Company cautions the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements, including, without limitation, the following: changes in promotional, couponing and advertising strategies; guests’ acceptance of changes in menu items; changes in our guests’ disposable income; consumer spending trends and habits; mall-traffic trends; increased competition in the restaurant market; weather conditions in the regions in which Company-owned and franchised restaurants are operated; guests’ acceptance of the Company’s development prototypes and remodeled restaurants; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages; costs and availability of food and beverage inventory; the Company’s ability to attract qualified managers, franchisees and team members; changes in the availability and cost of capital; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; significant fluctuations in energy prices; and general economic conditions.

Ruby Tuesday, Inc.

News Release

January 7, 2009

Page	- 6 -

RUBY TUESDAY, INC.

Financial Results For the Second Quarter of Fiscal Year 2009
(Amounts in thousands except per share amounts)

	13 Weeks		13 Weeks			26 Weeks		26 Weeks
	Ended		Ended			Ended		Ended
	December 2,	Percent	December 4,	Percent	Percent	December 2,	Percent	December 4,	Percent	Percent
	2008	of Revenue	2007	of Revenue	Change	2008	of Revenue	2007	of Revenue	Change

Revenue:
Restaurant sales and operating revenue	$ 287,697	99.3	$ 317,393	98.9		$ 608,913	99.2	$ 660,387	98.9
Franchise revenue	2,081	0.7	3,530	1.1		4,866	0.8	7,333	1.1
Total revenue	289,778	100.0	320,923	100.0	(9.7)	613,779	100.0	667,720	100.0	(8.1)

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	78,847	27.4	89,018	28.0		166,478	27.3	181,711	27.5
Payroll and related costs	105,239	36.6	109,525	34.5		215,037	35.3	219,466	33.2
Other restaurant operating costs	64,785	22.5	68,157	21.5		133,301	21.9	134,194	20.3
Depreciation and amortization	19,326	6.7	25,140	7.9		39,455	6.5	48,733	7.4
(as a percent of Total revenue)
Loss from Specialty Restaurant Group, LLC bankruptcy	28	0.0	(7)	0.0		54	0.0	157	0.0
Selling, general and administrative, net	24,815	8.6	32,734	10.2		51,075	8.3	62,487	9.4
Closures and Impairments	37,207	12.8	1,629	0.5		39,185	6.4	2,479	0.4
Goodwill Impairment	18,957	6.5	0	0.0		18,957	3.1	0	0.0
Equity in losses of unconsolidated franchises	577	0.2	1,612	0.5		78	0.0	2,458	0.4
Total operating costs and expenses	349,781		327,808			663,620		651,685

Earnings/(Loss) before Interest and Taxes	(60,003)	(20.7)	(6,885)	(2.1)	(771.5)	(49,841)	(8.1)	16,035	2.4	(410.8)

Interest expense, net	9,888	3.4	8,281	2.6		19,688	3.2	15,380	2.3

Pre-tax Profit/(Loss)	(69,891)	(24.1)	(15,166)	(4.7)	(360.8)	(69,529)	(11.3)	655	0.1	(10,715.1)

Provision for income taxes	(32,472)	(11.2)	(4,815)	(1.5)		(32,395)	(5.2)	(84)	0.0

Net Income/(Loss)	$ (37,419)	(12.9)	$ (10,351)	(3.2)	(261.5)	$ (37,134)	(6.1)	$ 739	0.1	(5,124.9)

Earnings/(Loss) Per Share:
Basic	$ (0.73)		$ (0.20)		(265.0)	$ (0.72)		$ 0.01		(7,300.0)
Diluted	$ (0.73)		$ (0.20)		(265.0)	$ (0.72)		$ 0.01		(7,300.0)

Shares:
Basic	51,395		51,380			51,388		51,763
Diluted	51,395		51,380			51,388		51,964

Ruby Tuesday, Inc.

News Release

January 7, 2009

Page	- 7 -

RUBY TUESDAY, INC.

Financial Results For the Second Quarter
of Fiscal Year 2009
(Amounts in thousands)

	December 2,	June 3,
CONDENSED BALANCE SHEETS	2008	2008
Assets
Cash and Short-Term Investments	$6,926	$16,032
Accounts and Notes Receivable	8,378	10,515
Inventories	22,325	21,323
Income Tax Receivable	12,186	7,708
Deferred Income Taxes	8,763	4,525
Assets Held for Disposal	27,940	24,268
Prepaid Rent and Other Expenses	18,385	20,538

Total Current Assets	104,903	104,909

Property and Equipment, Net	1,015,718	1,088,356
Goodwill, Net	0	18,927
Notes Receivable, Net	2,001	1,884
Other Assets	50,927	57,861

Total Assets	$1,173,549	$1,271,937

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$18,228	$17,301
Other Current Liabilities	99,210	97,852
Long-Term Debt, including Capital Leases	546,701	588,142
Deferred Income Taxes	7,840	27,422
Deferred Escalating Minimum Rents	43,781	42,450
Other Deferred Liabilities	59,773	67,252

Total Liabilities	775,533	840,419

Shareholders' Equity	398,016	431,518

Total Liabilities and
Shareholders' Equity	$1,173,549	$1,271,937